UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 16, 2013

Ring Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53929	90-0406406
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

6555 S. Lewis Ave, Suite 200, Tulsa, OK	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (918) 499-3880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2013, Ring Energy, Inc. (“Ring”) entered into a Joint Development Agreement (the “Agreement”), effective immediately, with Torchlight Energy Resources, Inc. (“Torchlight”), to develop Ring’s existing Kansas leasehold, consisting of approximately 17,000 acres in Gray, Haskell and Finney counties.

Pursuant to the Agreement, Ring will operate the Kansas leasehold acreage.  In consideration of entering into the Agreement, Torchlight will pay 100% of all drilling and completion costs until an amount equal to Ring’s total costs related to the Kansas leases has been met (approximately $6.2 million).  After Torchlight has matched Ring’s total costs related to the Kansas leases, Ring and Torchlight will equally share all drilling and development costs related to the continued ongoing development of the leases.  Ring and Torchlight will share equally in any production and revenue in connection with the development of the Kansas leasehold acreage from the commencement of the first well pursuant to the terms of the Agreement.

Ring is expected to drill an estimated ten vertical wells pursuant to this Agreement.

The foregoing description is a summary only and qualified by and subject to the actual terms and conditions of the Joint Development Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

10.1

Joint Development Agreement between Ring Energy, Inc. and Torchlight Energy Resources, Inc., dated effective October 16, 2013.

99.1

Press Release dated October 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: October 18, 2013

By: /s/ William R. Broaddrick

William R. Broaddrick

Chief Financial Officer